Exhibit (a)(1)(x)

SUPPLEMENT TO

OFFER TO PURCHASE FOR CASH

Up to 6,442,105 shares of Common Stock

of

CRESCENT FINANCIAL CORPORATION

and

CRESCENT FINANCIAL BANCSHARES, INC.

at

$4.75 Net Per Share

by

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 21, 2011, UNLESS THE OFFER IS EXTENDED.

This Supplement, dated December 12, 2011 (this “Supplement”) amends and supplements certain portions of the Offer to Purchase, dated November 8, 2011 (the “Offer to Purchase”), a copy of which was filed as Exhibit (a)(1)(i) to the Schedule TO-T filed with the U.S. Securities and Exchange Commission (“SEC”) on November 8, 2011 by Piedmont Community Bank Holdings, Inc. (“Purchaser”). Under the Offer to Purchase, Purchaser is offering to purchase up to 6,442,105 shares of common stock, par value $0.001 per share (the “Shares”) of Crescent Financial Bancshares, Inc. (formerly known as Crescent Financial Corporation) (“Crescent Financial”) for $4.75 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase and in the accompanying letter of transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as each may be amended and supplemented from time to time, constitutes the “Offer”). The Offer is made pursuant to the Investment Agreement, dated as of February 23, 2011 (the “Investment Agreement”), by and among Purchaser, Crescent Financial Corporation (predecessor to Crescent Financial) and Crescent State Bank, a wholly-owned subsidiary of Crescent Financial.

All references in the Offer to Purchase to “this Offer to Purchase” and “herein” mean the Offer to Purchase, as amended and supplemented by this Supplement, and include any further amendments or supplements to the Offer to Purchase. All references to the Letter of Transmittal include any amendments or supplements thereto. All capitalized terms used in this Supplement and not otherwise defined have the meanings ascribed to them in the Offer to Purchase.

This Supplement amends and supplements the Offer to Purchase to provide stockholders of Crescent Financial with the following consolidated audited financial statements of Purchaser:

1.	Balance Sheet as of December 31, 2010;

2.	Statement of Operations for the year ended December 31, 2010;

3.	Statement of Stockholders’ Equity for the year ended December 31, 2010; and

4.	Statement of Cash Flows for the year ended December 31, 2010.

Purchaser is a bank holding company that conducts substantially all of its operations through three wholly-owned or majority owned subsidiaries. Additional interim financial information regarding these subsidiaries is available for review by Crescent stockholders as follows:

•

Purchaser owns a majority of the outstanding common stock of VantageSouth Bank, a North Carolina-chartered bank (“VantageSouth”). VantageSouth files periodic reports relating to its business, financial condition and other matters with the Federal Deposit Insurance Corporation (the “FDIC”), and these periodic reports are available through the FDIC’s website http://www.fdic.gov, or through VantageSouth’s website http://www.vantagesouth.com.

•

Purchaser owns all of the outstanding shares of Community Bank of Rowan, a North Carolina-chartered bank (“Rowan”), except for a limited number of shares owned by the board of directors of such bank as required by North Carolina law. Rowan files Consolidated Reports of Condition and Income, or “call reports” containing financial information with the Federal Financial Institutions Examination Counsel (the “FFIEC”). Such reports are available through the FFIECs website http://www.ffiec.gov, or through the FDIC’s website http://www.fdic.gov.

•

Since the consummation of the Investment on November 18, 2011, Purchaser owns approximately 66% of the outstanding common stock of Crescent. Crescent files periodic reports relating to its business, financial condition and other matters with the SEC. That information is available for inspection at the public reference facilities of the SEC at 100 F Street N.E., Washington DC 20549, or on the SEC’s website http://www.sec.gov.

C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S

Piedmont Community Bank Holdings, Inc.
As of and For the Year Ended December 31, 2010

With Report of Independent Auditors

Piedmont Community Bank Holdings, Inc.

Consolidated Financial Statements

As of and

For the year ended December 31, 2010

REPORT OF INDEPENDENT AUDITORS

To the Stockholders and the Board of Directors

Piedmont Community Bank Holdings, Inc.

Raleigh, North Carolina

We have audited the accompanying consolidated balance sheet of Piedmont Community Bank Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piedmont Community Bank Holdings, Inc. and subsidiaries at December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina

May 6, 2011

Piedmont Community Bank Holdings, Inc. and Subsidiaries

Consolidated Balance Sheet

December 31, 2010

Assets
Cash and due from banks	$3,731,499
Interest bearing deposits in other banks	31,267
Federal funds sold	525,000
Investment securities available for sale	9,954,215
Investment securities held to maturity	125,000
Restricted equity securities	572,000
Common stock subscription receivable	12,000,000
Mortgage loans held for resale	314,920
Loans receivable, net	65,155,572
Accrued interest receivable	300,024
Property and equipment, net	3,276,506
Other real estate owned	890,195
Intangible assets, net	489,167
Other assets	869,904

Total assets	$98,235,269

Liabilities and Stockholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$6,356,068
Interest-bearing	57,420,800

Total deposits	63,776,868

Federal funds purchased and securities sold under agreements to repurchase	173,253
FHLB Advances	8,012,761
Accrued interest payable	13,256
Other liabilities	1,222,018

Total liabilities	73,198,156

Stockholders’ equity:
Preferred stock	-
Common stock, $0.01 par value; 1,500,000 share authorized, 158,900 issued and outstanding	1,589
Common stock subscribed	11,893,714
Surplus	14,856,115
Accumulated deficit	(5,840,557)
Accumulated other comprehensive income	44,632

Total Piedmont Community Bank Holdings, Inc. stockholders’ equity	20,955,493

Noncontrolling interest	4,081,620

Total stockholders’ equity	25,037,113

Total liabilities and stockholders’ equity	$98,235,269

See accompanying notes.	2

Piedmont Community Bank Holdings, Inc. and Subsidiaries

Consolidated Statement of Operations

For the year ended December 31, 2010

Interest income
Loans and fees on loans	$3,005,330
Investment securities, taxable	367,684
Federal funds sold	4,386
Interest bearing deposits in other banks	3,702

Total interest income	3,381,102

Interest expense
Deposits	550,679
Other borrowed funds	91,717

Total interest expense	642,396

Net interest income	2,738,706

Provision for loan losses	2,375,719

Net interest income after provision for loan losses	362,987

Noninterest income
Bargain purchase gain	238,000
Service charges and other fees on deposit accounts	162,741
Other income	27,423
Mortgage loan fees	143,802

Total noninterest income	571,966

Noninterest expense
Salaries and employee benefits	2,590,311
Occupancy and equipment expense	253,583
Marketing expense	161,230
Professional services	2,432,145
Acquisition-related costs	179,426
Data processing expense	295,142
Other expense	889,109

Total noninterest expense	6,800,946

Loss before income taxes	(5,865,993)
Income taxes	-

Net loss	$(5,865,993)

Net loss attributable to non-controlling interest	$1,076,456

Net loss attributable to Piedmont Community Bank Holdings, Inc.	$(4,789,537)

See accompanying notes.	3

Piedmont Community Bank Holdings, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

For the year ended December 31, 2010

								Piedmont
							Accumulated Other Comprehensive	Community
			Common Stock					Bank	Non-	Total
	Common Stock		Subscribed			Accumulated		Holdings, Inc.	Controlling	Stockholders’
	Shares	Amount	Shares	Amount	Surplus	Deficit	Income	Total	Interests	Equity

Balance at December 31, 2009	-	$-	121,000	$11,609,190	$-	$(1,051,020)	$-	$10,558,170	$-	$10,558,170

Establish non-controlling interest in VantageSouth Bank	-	-	-	-	-	-	-	-	5,302,763	5,302,763
Issuance of common stock related to the acquisition of VantageSouth Bank, net of offering costs	128,900	1,289	(121,000)	(11,609,190)	12,032,982	-	-	425,081	(188,053)	237,028
Issuance of common stock related to the formation of VantageSouth Holdings, net of offering costs	30,000	300	-	-	2,934,675	-	-	2,934,975	-	2,934,975
Issuance of preferred stock to non-controlling interest	-	-	-	-	-	-	-	-	98,438	98,438
Stock based compensation	-	-	-	-	(111,542)	-	-	(111,542)	(76,873)	(188,415)
Common stock subscribed, net of offering costs	-	-	120,000	11,893,714	-	-	-	11,893,714	-	11,893,714
Other comprehensive income	-	-	-	-	-	-	44,632	44,632	21,801	66,433
Net loss attributable to Piedmont Community Bank Holdings, Inc.	-	-	-	-	-	(4,789,537)	-	(4,789,537)	-	(4,789,537)
Net loss attributable to non-controlling Interest	-	-	-	-	-	-	-	-	(1,076,456)	(1,076,456)

Total comprehensive loss								(4,744,905)	(1,054,655)	(5,799,560)

Balance at December 31, 2010	158,900	$1,589	120,000	$11,893,714	$14,856,115	$(5,840,557)	$44,632	$20,955,493	$4,081,620	$25,037,113

See accompanying notes.	4

Piedmont Community Bank Holdings, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

For the year ended December 31, 2010

Cash flows from operating activities
Net loss	$(5,865,993)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	310,830
Stock based compensation expense	(188,415)
Provision for loan losses	2,375,719
Other real estate owned loss, net	47,148
Changes in operating assets and liabilities:
Loans held for sale	(314,920)
Accrued interest receivable	(16,133)
Other assets	(566,620)
Accrued interest payable	(52,398)
Other liabilities	472,577

Net cash used by operating activities	(3,798,205)

Cash flows from investing activities
Cash acquired in connection with business combination	3,881,646
Increase in interest bearing deposits in other banks	2,451,087
Net decrease in federal funds sold	2,345,000
Purchases of investment securities	(5,159,076)
Proceeds from maturities and sales of investment securities	1,807,763
Sales of restricted equity securities	60,700
Net decrease in loans	1,701,709
Capitalized costs to complete other real estate owned	(13,320)
Purchases of property and equipment	(209,705)
Proceeds from the sale of other real estate owned	305,977

Net cash provided by investing activities	7,171,781

Cash flows from financing activities
Net decrease in deposits	(12,254,132)
Net increase (decrease) in federal funds purchased and securities sold under agreement to repurchase	173,253
Collection of common stock subscription	8,107,000
Repayment of FHLB advances, net	(1,500,000)
Payment of stock offering costs	(984,373)
Collection of proceeds from sale of common stock	6,807,360

Net cash provided by financing activities	349,108

Net increase in cash	3,722,684

Cash and cash equivalents at beginning of period	8,815

Cash and cash equivalents at end of period	$3,731,499

Supplemental disclosures of non-cash transactions:
Interest paid	$1,220,213

Transfer from other real estate owned to property and equipment	$1,062,000

Restricted cash released from escrow for common stock subscribed	$2,897,065

Common stock subscriptions receivable	$12,000,000

Unrealized gain on investment securities available for sale	$66,433

See accompanying notes.	5

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

1. Organization

Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Piedmont”), was organized on May 7, 2009 as a holding company to acquire and invest in community banks, with a focus on the North Carolina, South Carolina, and Virginia markets. Piedmont was in a development stage for the period from inception to December 31, 2009. As further discussed below, Piedmont has one wholly owned subsidiary, VantageSouth Holdings, LLC, and a controlling interest in VantageSouth Bank, both of which are included in these consolidated financial statements (collectively referred to as the “Company”). All significant inter-company transactions and balances have been eliminated in consolidation.

Prior to the First Offering noted below, Piedmont was owned 100% by one individual who also served, and continues to serve, as the Chairman of the Board of Directors of the Company.

On January 20, 2010, Piedmont received approval of its application to the Federal Reserve to be a bank holding company under the Bank Holding Company Act of 1956. As a result, the Company became subject on this date to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve. As a bank holding company located in North Carolina, the North Carolina Commissioner of Banks (the “NC Commissioner”) will regulate and monitor all significant aspects of the Company’s operations.

On February 19, 2010, Piedmont effectively consummated an investment agreement (the “VantageSouth Investment Agreement”) with VantageSouth Bank, a North Carolina chartered bank (“VantageSouth”). Pursuant to the terms of the agreement, Piedmont purchased 1,768,794 shares of VantageSouth’s convertible perpetual preferred stock (“Series A Stock”) for an aggregate price of $7,694,254, or $4.35 per share. The Series A Stock was immediately convertible, on a one-for-one basis, into a like number of shares of the VantageSouth’s common stock which amounted to approximately 62.2% of VantageSouth’s outstanding common stock (as adjusted to include the shares of common stock into which the shares of Series A Stock held by Piedmont was convertible). The investment in VantageSouth gave Piedmont voting control over a majority of VantageSouth’s outstanding common stock and the ability to control the election of VantageSouth’s Board of Directors.

Also, pursuant to the VantageSouth Investment Agreement, Piedmont had the right to buy from VantageSouth, a number of additional shares of Series A Stock equal to the number of shares of Series A Stock which were offered but not purchased by the VantageSouth’s other shareholders in VantageSouth’s Rights Offering (“the VantageSouth’s Rights Offering”), up to 250,545 shares. Piedmont exercised this right and acquired an additional 42,632 shares of Series A Stock for an aggregate purchase price of $185,449, or $4.35 per share. Subsequent to this additional investment, Piedmont’s ownership interest in VantageSouth Bank remained approximately 62.1% (as adjusted to include the shares of common stock into which the shares of Series A Stock held by Piedmont was convertible).

On July 7, 2009, in an effort to raise capital for the investment in VantageSouth as well as general business purposes, Piedmont conducted a private placement of its common stock (the “First Offering”) to certain accredited investors (each an “Investor” and collectively, the “Investors”). Concurrently, the Investors entered into Subscription Agreements, dated July 7, 2009, as amended on September 30, 2009, (each, a “First Offering Subscription Agreement” and collectively, the “First Offering Subscription Agreements”), pursuant to which each Investor agreed to purchase from Piedmont, and Piedmont agreed to sell to each Investor, the number of shares of common stock, par value $0.01 per share identified therein, for up to an aggregate of 121,000 shares of common stock (the “First Offering Shares”). The subscription price per share was $100. The issuance of the First Offering Shares was, however, to be concurrent with and contingent upon, the consummation of the VantageSouth Investment Agreement (the “First Closing”). Also on July 7, 2009, Piedmont and each of the Investors entered into a Stockholders’ Agreement regarding such matters with respect to ownership of the Shares (the “Stockholder Agreement”), which agreement was to become effective upon the satisfaction or waiver of the conditions set forth in the VantageSouth Investment Agreement. The Stockholders’ Agreement was subsequently amended on February 19, 2010 and, again, on February 22, 2011 based on changes in both Piedmont’s Authorized Capital and the Capitalization of Piedmont.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

1. Organization (continued)

During the period from May 7, 2009 (date of inception) to December 31, 2009, Piedmont received an aggregate of $12,100,000 from Investors in subscription proceeds. Pursuant to the terms of the Subscription Agreement, as amended, sixty-seven percent of the monies committed by the Investors were placed in an interest bearing escrow account until the First Closing. Thirty-three percent of these escrow funds were available to Piedmont for payment of offering, acquisition and certain operating costs.

With the consummation of the VantageSouth Investment Agreement on February 19, 2010, the First Offering was also consummated on the same date. Pursuant to the consummation of the First Offering, the Company issued an aggregate of 121,000 Shares to its Investors and the cash held in escrow was released and the common stock subscriptions were fully funded.

Also on February 19, 2010, the Company issued an aggregate of 7,900 shares of the Company’s common stock to its Chief Executive Officer and an executive employee of the Company for aggregate proceeds of $790,000.

The acquisition of VantageSouth was accounted for under the acquisition method of accounting. The purchased assets, assumed liabilities, and identifiable intangible assets were recorded at their respective acquisition date fair values. As the percentage of ownership acquired was less than 80%, the fair value adjustments were not pushed down to VantageSouth.

On October 12, 2010, Piedmont formed VantageSouth Holdings, LLC (“VantageSouth Holdings”) as a Delaware limited liability company. VantageSouth Holdings is a 100% owned subsidiary of Piedmont, and, as such, is consolidated with Piedmont for financial reporting purposes. VantageSouth Holdings was formed specifically to hold certain loans that were purchased by Piedmont from VantageSouth pursuant to a Loan Sale and Servicing Agreement (the “VantageSouth Holdings Loan Sale Agreement”) dated October 14, 2010. Pursuant to the agreement, VantageSouth agreed to sell and Piedmont agreed to purchase all interest of VantageSouth in certain loans (each, individually a “Loan” and collectively the “Loans”), together with such interests in personal and/or real property as may be pledged to secure any of the Loans, at a purchase price of $2,583,162. VantageSouth assigned and transferred the right, title and interest in the Loans to VantageSouth Holdings.

In an effort to raise funds to purchase the Loans from VantageSouth, Piedmont conducted a second private placement of its common stock (the “Second Offering”) on October 12, 2010. The Investors entered into Subscription Agreements, dated October 12, 2010, (each, a “Second Offering Subscription Agreement” and collectively, the “Second Offering Subscription Agreements”), pursuant to which each Investor agreed to purchase from Piedmont, and Piedmont agreed to sell to each Investor, the number of shares of common stock, par value $0.01 per share identified therein, for up to an aggregate of 28,000 shares of common stock of Piedmont (the “Second Offering Shares”). The subscription price per share was $100. The issuance of the Second Offering Shares was, however, to be concurrent with and contingent upon, the consummation of the VantageSouth Holdings Loan Sale Agreement (the “Second Closing). The VantageSouth Holdings Loan Sale Agreement was consummated on October 15, 2010, and the Second Offering was also consummated on the same date. Pursuant to the consummation of the Second Offering, Piedmont issued an aggregate of 30,000 shares for gross proceeds of $3,000,000.

On November 19, 2010, Piedmont entered into an Agreement and Plan of Share Exchange (the “Rowan Share Exchange Agreement”) with Community Bank of Rowan, a North Carolina commercial bank (“Rowan”) and Capital Bancorp, Ltd. (“Capital Bancorp”), a Michigan corporation, owning 51% of the issued and outstanding common stock of Rowan. Pursuant to the terms of the Rowan Share Exchange Agreement, each of the outstanding shares of Rowan’s common stock would be exchanged for an aggregate cash amount of $10,000,000.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

1. Organization (continued)

In conjunction with the Rowan Share Exchange Agreement, Piedmont also entered into a Purchase Sale and Option Agreement with Capital Bancorp on November 19, 2010 (individually, the “Capital Bancorp Option Agreement”, collectively, with the Rowan Share Exchange Agreement, the “Rowan Acquisition”). On April 19, 2011, Piedmont exercised its option to purchase Capital Bancorp’s interest in Rowan, as defined in the terms of the Capital Bancorp Option Agreement, the purchase price paid to Capital Bancorp was reduced by the consideration paid to consummate the Capital Bancorp Option Agreement.

On November 19, 2010, Piedmont conducted a private placement of its common stock (the “Third Offering”) in an effort to raise funds for the Rowan Acquisition, to provide additional capital to Rowan, and for general business purposes. The Investors entered into Subscription Agreements, dated November 19, 2010, (each, a “Third Offering Subscription Agreement” and collectively, the “Third Offering Subscription Agreements”), pursuant to which each Investor agreed to purchase from Piedmont, and Piedmont agreed to sell to each Investor, the number of shares of common stock, par value $0.01 per share identified therein, for up to an aggregate of 120,000 shares of common stock (the “Third Offering Shares”). The subscription price per share was $100.

To obtain additional capital for use in conjunction with the Rowan Acquisition, Piedmont amended the Third Offering private placement memorandum and the Third Offering Subscription Agreements to increase the number of shares offered to the investors, pursuant to which each investor agreed to purchase from Piedmont, and Piedmont agreed to sell to each investor, the number of shares of common stock, par value $0.01 per shares identified therein, for up to an aggregate of 170,000 shares of the common stock of Piedmont at a subscription price per share of $100. As amended, the issuance of the Third Offering Shares remained concurrent and contingent upon the consummation of the Rowan Acquisition.

Collectively considering the aforementioned offerings, as of February 25, 2011, Piedmont had received $17 million in common stock subscription proceeds which were held in escrow (see Note 6) until the closing of the Rowan Acquisition on April 19, 2011.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, determination of fair values for acquired assets and assumed liabilities, valuation of other real estate owned, other than temporary impairment of investment securities, and the valuation allowance for deferred tax assets. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

2. Summary of Significant Accounting Policies (continued)

Use of Estimates (continued)

Substantially all of the Company’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate (as applicable) are susceptible to changes in local market conditions. The regional economy is diverse and is influenced to an extent by the manufacturing and retail segments of the economy.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks”.

Trading Securities

The Company does not hold securities for short-term resale and, therefore, does not maintain a trading securities portfolio.

Investment Securities Available for Sale

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities. Unrealized holding gains and losses on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as unrealized losses.

Investment Securities Held to Maturity

Investment Securities Held to Maturity are comprised of bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity. Generally, held to maturity securities are reported at cost, adjusted for premiums and discounts that are recognized as interest income using the interest method over the period to maturity or to call dates.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

2. Summary of Significant Accounting Policies (continued)

Common Stock Subscription Receivable

Common stock subscription receivable is comprised of transactions of Piedmont in which an investor or subscriber promises to purchase common stock at a later date. Piedmont will record these subscriptions of common stock as a receivable on the balance sheet if the payment of the subscribed common stock is received from the investor prior to the issuance of the consolidated financial statements. (See Note 6).

Mortgage Loans Held for Resale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. For the year ended December 31, 2010, VantageSouth originated $8,500,000 of loans held for resale, and received proceeds of $8,650,684 from the sale of these loans, which resulted in a gain of $150,684.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs and the allowance for loan losses. Loan origination fees, net of certain direct origination costs, are deferred and recognized, as an adjustment of the related loan yield using the interest method. Discounts and premiums on any purchased loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

For all classes of loans, interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, as well as when required by regulatory provisions. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized on the cash basis or cost recovery method, as appropriate. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status.

Non-Accrual and Past Due Loans

The following past due and non-accrual policy applies to all classes of loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all principal and interest amounts contractually are brought current and future payments are reasonably assured.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

2. Summary of Significant Accounting Policies (continued)

Purchased Impaired Loans

Purchased loans acquired in a business combination are recorded at estimated fair value on the date of acquisition without the carryover of the related allowance for loan losses, which include loans purchased in the VantageSouth acquisition. Purchased impaired loans are accounted for under the Receivables topic of the FASB Accounting Standards Codification when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the date of acquisition may include statistics such as past due and nonaccural status. Purchased impaired loans generally meet the Company’s definition for nonaccrual status. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference which is included in the carrying amount of the loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges, or a reversal of the nonaccretable difference with a positive impact on future interest income. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

Purchased Performing Loans

The Company accounts for performing loans acquired in business combinations using the expected cash flows method of recognizing discount accretion based on the acquired loans’ contractual cash flows. Purchased performing loans are recorded at fair value, including a credit discount. There is no allowance for loan losses established at the acquisition date for purchased performing loans in the VantageSouth acquisition. A provision for loan losses is recorded for any further deterioration in these loans subsequent to the merger.

Allowance for Loan Losses

The allowance for loan losses is established as the Company estimates losses have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

2. Summary of Significant Accounting Policies (continued)

Allowance for Loan Losses (continued)

Historical valuation allowances are calculated based on the historical loss experience of specific types of loans and the internal risk grade of such loans at the time they were charged-off. The Company calculates historical loss ratios for pools of similar loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool. The historical loss ratios are regularly updated based on actual charge-off experience. A historical valuation allowance is established for each pool of similar loans based on the product of the historical loss ratio and the total dollar amount of the loans in the pool. The Company’s pool of similar loans include similar risk-graded groups of commercial and industrial loans, commercial real estate loans, consumer real estate loans and consumer and other loans.

General valuation allowances are based on general economic conditions and other qualitative risk factors both internal and external to the Company. In general, such valuation allowances are determined by evaluating among other things (i) the experience, ability and effectiveness of the Company’s lending management and staff; (ii) the effectiveness of the Company’s loan policies, procedures and internal controls; (iii) changes in asset quality; (iv) changes in loan portfolio volume; (v) the composition and concentrations of credit risk; (vi) the impact of competition on loan structuring and pricing; (vii) the effectiveness of the internal loan review function; (viii) the impact of environmental risks on portfolio risks; and (ix) the impact of rising interest rates on portfolio risk. Management evaluates the degree of risk that each one of these components has on the quality of the loan portfolio on a quarterly basis. Each component is determined to have either a high, moderate, or low degree of risk. The results are then input into a “general allocation matrix” to determine an appropriate general valuation allowance.

For all classes of loans, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and other circumstances impacting the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Property and Equipment

Premises, furniture and equipment, and leasehold improvements are, generally, carried at cost, less accumulated depreciation which is recorded on the straight-line method over the estimated lives of the assets.

At the date of acquisition of VantageSouth (see Note 3), the Company acquired certain premises and equipment that had respective fair values that were less than the assets’ costs. Under the acquisition method of accounting, all assets, assumed liabilities, and identifiable assets were recorded at their respective acquisition date fair values.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

2. Summary of Significant Accounting Policies (continued)

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expense, on the Statement of Operations.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Intangible Assets

Intangible assets represent the fair value of the Company’s core depositors or customer relationships (as acquired through the Company’s acquisition of VantageSouth). Fair value of core depositors was determined by an independent third party at the date of acquisition. Intangible assets are stated at the acquisition value, less accumulated amortization, which is recorded on a straight-line method over a useful life of 5 years.

Offering Costs

Costs related to the various offerings are comprised primarily of legal expenses and are offset against either Common Stock Subscribed or Surplus depending on whether the offering for which the shares are associated has been consummated. The Company has incurred a total of $1.2 million in offering costs. Of this amount, a total of approximately $210,000 has been offset against non-controlling interests, which represents their share of offering costs incurred by VantageSouth, $921,000 has been offset against Piedmont’s surplus which includes their proportionate share of costs incurred by VantageSouth as well as costs to issue Piedmont common stock, and $106,000 has been offset against Piedmont’s Common Stock Subscribed. To date, the Company has paid all but $175,000 of offering costs incurred.

Acquisition Costs

Acquisition costs are comprised primarily of legal expenses relating to the various acquisitions and transactions consummated by the Company and due diligence on potential acquisitions. Acquisition costs are recognized as period expenses as incurred.

Advertising Costs

The Company expenses advertising costs as they are incurred. Advertising costs have been included in marketing expenses on the Statement of Operations.

Income Taxes

Provision for income taxes is based on amounts reported in the statement of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

2. Summary of Significant Accounting Policies (continued)

Income Taxes (continued)

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets) when applicable. Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity. Due to uncertainty of future taxable income, the net deferred tax asset is off-set by a valuation allowance.

Tax positions are analyzed in accordance with generally accepted accounting principles. Interest recognized as a result of the analysis of tax positions would be classified as interest expense. Penalties would be classified as noninterest expense.

Other Comprehensive Income

Accumulated other comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. It consists of net income or loss plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. The Company’s sole component of accumulated other comprehensive income consists of unrealized gains/(losses) on investment securities available for sale.

For the year ended December 31, 2010, the Company’s other comprehensive loss included the change in unrealized gain on available for sale securities of $66,433, net of $25,613 in related taxes. Comprehensive loss totaled $5,799,560. There were no sales of available for sale securities subsequent to Piedmont’s acquisition of VantageSouth.

Stock Compensation Plans

As required by Compensation/Stock Compensation Topic of the FASB Accounting Standards Codification the compensation cost relating to share-based payment transactions are recognized in the consolidated financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. The Accounting Standards Codification covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The effect of the standards is to require the Company to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. The standards also permit entities to use any option-pricing model that meets the fair value objective in the statement.

Upon the grant of stock options (see Note 14 below), compensation cost is measured using the fair value of awards on their grant dates and is recognized over the service period, which is usually the vesting period.

Fair Value of Financial Instruments

The Fair Value Measurement and Disclosures Topic of the FASB Accounting Standards Codification requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. The Accounting Standards Codification excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks and federal funds sold: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

Interest-Bearing Deposits in Other Banks: Interest-bearing deposits in banks mature within one year and are carried at cost.

Investment securities available for sale: Available-for-sale investment securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions, and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities and corporate entities as well as municipal bonds. Securities classified as Level 3 include corporate debt instruments that are not actively traded.

Investment securities held to maturity: Held to maturity investment securities are generally recorded at amortized cost. At December 31, 2010 the held to maturity investment portfolio was comprised of one investment in a subordinated debt security. Fair value measurement for this investment was measured using the present value of future cash flows, adjusted for the issuer’s credit worthiness, liquidity, interest and other factors.

Restricted equity securities: The Company is a member of the Federal Home Loan Bank of Atlanta (“FHLB”). At December 31, 2010 the Company’s investment in FHLB was $572,000. No ready market exists for such stock, which is carried at cost. Due to the redemption provisions of the FHLB, cost approximates fair value.

Accrued interest receivable and payable: Given the short-term nature of both accrued interest receivable and interest payable, carrying amounts approximates fair value.

Mortgage Loans Held for Resale: Mortgage loans held for resale represent residential real estate loans originated by the mortgage department. Generally, commitments to sell these loans are made after the intent to proceed with mortgage applications are initiated with borrowers, and all necessary components of the loan are approved accordingly to secondary market underwriting by the investor that purchases the loan. Mortgage loans held for resale are recorded at fair value when loans are originated and subsequently measured at the lower of costs or fair value.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. Additional adjustments are to reflect the current market for and illiquid nature of a bank’s loan portfolio have not been applied at December 31, 2010.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Federal funds purchased and securities sold under agreements to repurchase: Given the relatively short period to maturity of both federal funds purchased and securities sold under agreements to repurchase, carrying amounts approximate fair value.

FHLB advances: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of advances approximate fair value.

Recently Issued Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and/or disclosure of financial information by the Company and its subsidiaries:

Accounting Standards Update (ASU) No. 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets.” ASU 2009-16 amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASU 2009-16 eliminates the concept of a “qualifying special purpose entity” and changes the requirements for derecognizing financial assets. ASU 2009-16 also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The provisions of ASU 2009-16 became effective on January 1, 2010 and did not have a significant impact on the Company’s consolidated financial statements.

ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures About Fair Value Measurements.” ASU 2010-06 requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) companies should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required for the Company beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Company on January 1, 2010. See Note 13—Fair Value Measurements.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

2. Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements (continued)

In July 2010, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend FASB Accounting Standards Codification (“ASC”) Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures about activity that occurs during a reporting period and as of the end of a reporting period are effective for interim and annual periods beginning on or after December 15, 2010 for nonpublic entities. Management does not anticipate that adoption of this update will have a material impact on the Company’s financial position or results of operations.

On April 5, 2011, FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, which amends Subtopic 310-40, Receivables: Troubled Debt Restructurings by Creditors. The objective of this ASU is to provide greater clarity and guidance to assist creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring.

For public entities, the amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. For nonpublic companies, all disclosures will be required in annual reporting periods ending on or after December 15, 2011, with early adoption permitted. The ASU also states that as a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. An entity should disclose the total amount of receivables and the allowance for credit losses as of the end of the period of adoption related to those receivables that are newly considered impaired for which impairment was previously measured under Subtopic 450-20, Contingencies: Loss Contingencies. Additionally, an entity should disclose the information required by paragraphs Topic 310-10-50-33 through 50-34, which was deferred by ASU 2011-01, for interim and annual periods beginning on or after June 15, 2011. Management is currently evaluating the impact of adopting ASU 2011-02, which will become effective for the first interim or annual period beginning on or after June 15, 2011, but does not expect that it will have a significant impact on the consolidated financial statements.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

3. Business Combination

VantageSouth Bank

On February 19, 2010, Piedmont consummated an investment agreement with VantageSouth Bank. Pursuant to the consummation of the investment agreement, Piedmont purchased 1,768,794 shares of VantageSouth’s Series A Stock for an aggregate price of $7,694,254 (the “Acquisition”).

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

3. Business Combination (continued)

VantageSouth Bank (continued)

The Acquisition was accounted for under the acquisition method of accounting. The statement of net assets acquired and the resulting bargain purchase gain of $238,000 are presented in the following table. The purchased assets, assumed liabilities and identifiable intangible assets were recorded at their respective acquisition date fair values. A non-controlling interest was established on the acquisition date equal to the fair value of the shares outstanding based on a price of $4.35 per share.

The following table presents the assets acquired and the liabilities assumed, as recorded by VantageSouth on the acquisition date and as adjusted by Piedmont for acquisition accounting adjustments.

	February 19, 2010
	As recorded by VantageSouth	Purchase Accounting Adjustments		As recorded by the Company
		(in thousands)
Assets
Cash and due from banks	$3,882	$7,694	g	$11,576
Interest bearing deposits in other banks	2,482	-		2,482
Fed funds sold	2,870	-		2,870
Investment securities available for sale	7,211	(375)	a	6,836
Loans	70,449	(154)	b	70,295
Premises and equipment, net	2,761	(660)	c	2,101
Other real estate owned	1,230	-		1,230
Core deposit intangible	-	587	d	587
Deferred tax asset	-	-		-
Other assets	1,211	-		1,211

Total Assets	$92,097	$7,092		$99,189

Liabilities
Deposits:
Non-Interest Bearing Deposits	$3,609	$-		$3,609
Interest bearing demand deposits	12,339	-		12,339
Savings and Money Market Deposits	18,468	-		18,468
Time Deposits	41,350	264	e	41,614

Total Deposits	75,767	264		76,031
Borrowings	9,500	82	f	9,582
Other liabilities	341	-		341

Total Liabilities	85,608	346		85,954

Excess of assets acquired over liabilities assumed	6,489	1,205	g	7,694

Non-controlling interest	-	5,303	h	5,303

Bargin purchase gain				$238

Net cash infused in the business combination				$7,694

Explanation of purchase accounting adjustments

a-	Adjustment reflects amount needed to adjust the carrying value of investment securities available for sale to estimated fair value.
b-	Adjustment reflects the fair value adjustments based on the Company’s evaluation of the acquired loan portfolio.
c-	Adjustment reflects the fair value adjustments based on the Company’s evaluation of premises and equipment.
d-	Adjustment reflects the recognition of an intangible asset relating to existing core depositor relationships at VantageSouth.
e-	Adjustment reflects the fair value adjustments based on the Company’s evaluation of time deposits.
f-	Adjustment reflects the fair value adjustments based on the Company’s evaluation of borrowings.
g-	Adjustment reflects the cash infused into VantageSouth and the amount needed to fair value shares (on a fully diluted basis) of VantageSouth common stock purchased by the Company (1,768,794 shares at $4.35 per share).
h-	Adjustment reflects amount needed to fair value shares (on a fully diluted basis) of VantageSouth common stock attributable to non- controlling interests. Noncontrolling interest shares were valued using a per common share price of $4.35.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

3. Business Combination (continued)

VantageSouth Bank (continued)

The primary reason for the Acquisition is that the Company believes VantageSouth, with an infusion of capital and management guidance, will be positioned to generate desirable returns in relation to its cost of capital.

At December 31, 2010, the remaining credit mark that has not been amortized is approximately $2,888,000 and the remaining interest rate mark that has not been amortized is $778,728. The core deposit intangible is being amortized over a period of sixty months and has a remaining balance at December 31, 2010 of $489,167. The time deposit fair value adjustment has a remaining balance after amortization at December 31, 2010 of $11,039 and the Federal Home Loan Bank (“FHLB”) borrowings fair value adjustment has a remaining balance of $12,761.

Rowan Bank and Capital Bancorp

On November 19, 2010, Piedmont entered into an Agreement and Plan of Share Exchange (the “Rowan Share Exchange Agreement”) with Rowan and Capital Bancorp, and a Purchase Sale and Option Agreement with Capital Bancorp (the “Capital Bancorp Option Agreement”, collectively both agreements referred to as the “Rowan Acquisition”), pursuant to which in exchange for an aggregate cash amount of $10,000,000, Piedmont would effectively acquire all of the issued and outstanding shares of Rowan Bank. In addition, Piedmont plans to provide approximately $7,000,000 of additional capital to Rowan immediately following the consummation of the Rowan Acquisition.

Piedmont believes that the infusion of capital contemplated by the Rowan Acquisition, and the additional capital to be provided by Piedmont to Rowan following the consummation of the Rowan Acquisition, will strengthen the balance sheet of Rowan and provide the capital needed for a strong balance sheet positioned for future growth.

The Rowan Share Exchange Agreement and the Third Offering were consummated on April 19, 2011. See Note 20 – Subsequent Events.

4. Restrictions on Cash

To comply with banking regulations, VantageSouth is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,875,000 for the period ending December 31, 2010.

5. Investment Securities

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. The carrying amount of investment securities available for sale and their approximate fair values at December 31, 2010 are:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
		(dollars in thousands)

Government sponsored enterprises	$3,485	$29	$-	$3,514
Mortgage backed securities & CMO’s	4,934	33	-	4,967
Municipal	1,469	14	10	1,473

	$9,888	$76	$10	$9,954

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

5. Investment Securities (continued)

The carrying amount of investment securities, held to maturity and their approximate fair values at December 31, 2010 are:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(dollars in thousands)

Corporate bond	$125	$-	$-	$125

	$125	$-	$-	$125

Held to maturity securities consists of one subordinated debt security with an original cost of $500,000. At the date that VantageSouth was acquired by the Company, this held to maturity security was recorded at its’ respective acquisition date estimated fair value, which resulted in a purchase accounting adjustment of $375,000 (see Note 3 – Business Combination).

Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), which is carried at cost. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company is required to hold that stock as long as it borrows from the FHLB. FHLB stock has historically been redeemed at cost. At December 31, 2010, the Company held $572,000 in restricted equity securities.

Investment securities with an amortized cost of approximately $2.0 million at December 31, 2010 were pledged as collateral for banking purposes as required or permitted by law.

The following table shows the gross unrealized losses and fair value of the Company’s marketable securities with unrealized losses that are not deemed to be other-than-temporarily impaired as of December 31, 2010. As of December 31, 2010, all securities have been in a loss position less than 12 months.

	Less than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Available for sale:
Government sponsored enterprises	$-	$-	$-	$-
Mortgage-backed securities	-	-	-	-
Municipal	504	10	504	10

Total	$504	$10	$504	$10

At December 31, 2010, the Company did not hold any investment securities categorized as available for sale in an unrealized loss position for more than six months consecutively. Management feels that the unrealized loss is attributable to a limited market for trading this type of security and the interest rate spreads. None of the unrealized losses identified on temporarily impaired securities as of December 31, 2010 relate to the issuer’s ability to honor redemption obligations or the marketability of the securities.

The amortized cost, fair value and weighted average yield, based on amortized cost, of the Company’s investment securities available for sale at December 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

5. Investment Securities (continued)

	Amortized Cost	Fair Value
	(Dollars in thousands)
Government sponsored enterprises
Three months or less	$1,985	$1,995
Due after three months through three years	500	502
Due after three years through five years	1,000	1,017

	3,485	3,514
Mortgage-backed securities
Three months or less	-	-
Due after three months through three years	-	-
Due after three years through five years	698	708
Due after five years through fifteen years	1,830	1,843
Due after fifteen years	2,406	2,416

	4,934	4,967
Municipal securities
Due after five years through fifteen years	1,469	1,473

Total	$9,888	$9,954

6.    Common Stock Subscription Receivable

The Common Stock Subscription Receivable on the balance sheet at December 31, 2010, represents amounts to be received from Piedmont’s investors, pursuant to the Third Offering Subscription Agreements dated November 19, 2010, and as amended February 22, 2011 to increase total Rowan-related subscriptions from $12 million to $17 million.

Piedmont established an interest bearing escrow account to hold amounts received from investors pursuant to the Third Offering Subscription Agreements. The amounts held in escrow, together with accrued interest thereon remained the property of the Investors until the Rowan Share Exchange Agreement was consummated on April 19, 2011. As a result of the consummation, the amounts held in escrow, including accrued interest thereon, were released to Piedmont and the number of subscribed shares were issued to the investors.

As of February 25, 2011, an aggregate of $17,000,000 in proceeds related to the Third Offering Shares had been received by the Escrow Agent, pending consummation or termination of the Rowan Acquisition. As of December 31, 2010, the Company had received subscriptions for $12,000,000.

7. Loans Receivable

The major components of loan receivables in the consolidated balance sheet at December 31, 2010 are as follows (in thousands):

Commercial	$9,898
Real estate:
Construction and development	7,046
Residential, 1-4 families	29,783
Nonfarm nonresidential	16,977
Multifamily residential	1,589
Farmland	288
Consumer	1,658

67,239
Allowance for loan losses	(2,083)

Loans, net of allowance for loan losses	$65,156

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

7. Loans Receivable (continued)

In addition to the allowance for loan losses, the Company has a remaining credit mark of approximately $2,888,000 as a reserve against future loan losses, which, when taken together with the allowance for loan losses, represents approximately 7.39% of gross loans.

The carrying amount of acquired loans at February 19, 2010 consisted of purchased impaired loans and purchased performing loans as detailed in the following table:

	Purchased Impaired Loans	Purchased Performing Loans	Total
		(in thousands)

Commercial Real Estate	$6,723	$28,199	$34,922
Mortgages	-	17,951	17,951
Consumer and Other	302	12,055	12,357
Commercial & Industrial	260	4,805	5,065

	$7,285	$63,010	$70,295

There was no credit deterioration of the purchased performing loans beyond initial estimate at the date of acquisition and therefore, no additional loan loss reserve was recorded at December 31, 2010. The following table presents the purchased performing loans receivable at the acquisition date and at December 31, 2010. The amounts include principal only and do not reflect accrued interest as of the date of the acquisition or beyond:

	Contractual Principal Receivable	Accretable Difference	Nonaccretable Difference	Carrying Amount
	(in thousands)

As of February 19, 2010 acquisition date	$63,523	$975	$(1,488)	$63,010
Change due to net charge-offs	(121)	-	121	-
Change due to paydowns received	(11,760)	(319)	270	(11,809)

Balance at December 31, 2010	$51,642	$656	$(1,097)	$51,201

The population of purchased impaired loans includes certain loans for which subsequent allowance for loan loss reserves have been established due to further credit deterioration, as well as certain loans for which no additional loan loss reserves have been recorded because the originally determined credit discounts for such purchased impaired loans were deemed sufficient. The newly established reserves included in the allowance for loan losses related to purchased impaired loans totaling $1.86 million at December 31, 2010. The following table presents information regarding the change in all purchased impaired loans from the Piedmont’s acquisition of VantageSouth on February 19, 2010 through December 31, 2010.

	Contractual Principal Receivable	Accretable Difference	Nonaccretable Difference	Carrying Amount
	(in thousands)

As of February 19, 2010 acquisition date	$8,890	$137	$(1,742)	$7,285
Change due to charge-offs	(250)	-	-	(250)
Change due to paydowns received	(620)	(13)	33	(600)

Balance at December 31, 2010	$8,020	$124	$(1,709)	$6,435

At December 31, 2010, there were no other loans considered impaired in addition to the purchased impaired loans.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

8. Allowance for Loan Losses

An analysis of the Allowance for loan losses (dollars in thousands) is as follows:

Balance at 1/1/2010	$-
Provision for loan losses charged to operations	2,376
Recoveries of amounts charged off	78
Amounts charged off	(371)

Consolidated allowance for loan losses at year end	$2,083

9.    Property and Equipment

Total depreciation expense for property and equipment for the year ended December 31, 2010 was $107,705. The components of property and equipment and total accumulated depreciation at December 31, 2010, are as follows (dollars in thousands):

Land, buildings and improvements	$2,811
Furniture and equipment	573

Property and equipment, total	3,394
Less accumulated depreciation	(107)

Property and equipment, net of depreciation	$3,277

10.    Intangible Assets

Total amortization expense for intangible assets for the year ended December 31, 2010 was $97,833. The components of intangible assets and accumulated amortization at December 31, 2010, are as follow (dollars in thousands):

Core deposit intangible	$587
Less accumulated amortization	(98)

Intangibles, net of amortization	$489

Amortization of core deposit intangibles is expected to be recorded evenly over the period through February 2015. Annual amortization expense is anticipated to approximate $117,000.

11.    Deposits

The components of deposit liabilities are as follows (dollars in thousands):

Non-interest bearing deposit	$6,356

Interest bearing deposits	13,083
Savings and money market deposits	16,304
Time deposits	28,034

Total interest bearing deposits	57,421

Total deposits	$63,777

The aggregate amount of time deposits in denominations of one hundred thousand dollars or more at December 31, 2010 was $15,065,000. $3,050,000 of time deposits were categorized as brokered deposits as of December 31, 2010.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

11.    Deposits (continued)

At December 31, 2010, the scheduled maturities of time deposits are as follows:

	Less Than $100,000	$100,000 or More	Total
	(Dollars in thousands)

Matures in three months or less	$3,835	$5,724	$9,559
Matures in over three months through one year	8,656	9,341	17,997
Matures in over one year through three years	426	-	426
Matures in over three years	52	-	52

	$12,969	$15,065	$28,034

12.    Borrowings

Short-term Debt

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one day of the transaction date, Federal Home Loan Bank advances and other short-term debt.

VantageSouth may purchase federal funds through unsecured lines of credit with correspondent banks totaling $10,800,000. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and term of advances. These lines of credit are payable on demand and bear interest based on the daily federal funds rate. There were no advances outstanding under these lines at December 31, 2010. These lines may be withdrawn by the lender without notice.

VantageSouth has an available line of credit with Federal Home Loan Bank of Atlanta equal to 16.5% of their total assets. As of December 31, 2010, the total line of credit available was $16,228,000. At December 31, 2010, the Company had $8,000,000 of outstanding advances from the FHLB of Atlanta, which consisted of the following (dollars in thousands):

Maturity	Interest Rate	Amount

March 14, 2011	2.95%	$1,500
May 16, 2011	1.71%	2,000
August 4, 2011	1.69%	1,500
November 4, 2013	0.83%	1,000
November 15, 2013	0.89%	2,000

		$8,000

The Federal Home Loan Bank borrowings fair value adjustment resulting from our 2010 business combination transaction has a remaining balance of $12,761, and is not reflected in the balances as presented in the previous table.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

13. Fair Value of Financial Instruments

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale, trading securities and derivatives, if present, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, land held for investment and certain other assets. The nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2010
	Carrying Amount	Fair Value
	(Dollars in thousands)

Financial Assets
Cash and due from banks	$3,731	$3,731
Interest bearing deposits in other banks	31	31
Federal funds sold	525	525
Investment securities available for sale	9,954	9,954
Investment securities held to maturity	125	125
Restricted equity securities	572	572
Mortgage loans held for resale	315	315
Loans, net of allowance for loan losses	65,156	63,633
Accrued interest receivable	300	300

Financial Liabilities
Deposits	63,777	62,786
Federal funds purchased and securities sold under agreements to repurchase	173	173
FHLB advances	8,013	8,031
Accrued interest payable	13	13

Fair Value Hierarchy

As required by the Fair Value Topic of FASB Accounting Standards Codification, the Company groups assets and liabilities at fair values in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

13. Fair Value of Financial Instruments (continued)

Investment Securities Available for Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U. S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans Receivable

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.

Once a loan is identified as individually impaired, management measures impairment as required by the Receivables Topic of FASB Accounting Standards Codification. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. As required by the Fair Value Topic of FASB Accounting Standards Codification, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and initially recorded at the lower of the loan balance or the fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value. Expenses associated with maintaining these properties are included in other non-interest expense. The provision for real estate losses is included in non-interest expense. Realized gains and losses on disposal of real estate are included in non-interest expense. Foreclosed assets are presented in other real estate owned. As of December 31, 2010, the Company held $890,195 of foreclosed assets in other real estate owned.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

13. Fair Value of Financial Instruments (continued)

Other Real Estate Owned (continued)

The tables below presents the recorded amount of assets and liabilities measured at fair value as of December 31, 2010 on a recurring and non recurring basis. There are no liabilities valued at fair value.

Recurring Basis	Total	Level 1	Level 2	Level 3
	(dollars in thousands)
Investment securities available for sale:
Government sponsored enterprises	$3,514	$-	$3,514	$-
Mortgage backed securities & CMO’s	4,967	-	4,967	-
Municipal	1,473	-	1,473	-

Total assets at fair value	$9,954	$-	$9,954	$-

Total liabilities valued at fair value	$-	$-	$-	$-

Non Recurring Basis	Total	Level 1	Level 2	Level 3
	(dollars in thousands)

Impaired loans, net	$6,435	$-	$-	$6,435
Other real estate owned	890	-	-	890

Total assets at fair value	$7,325	$-	$-	$7,325

Total liabilities valued at fair value	$-	$-	$-	$-

14.    Employee Benefit Plans

Defined Contribution Plan

The Company’s subsidiary, VantageSouth, maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all VantageSouth employees who are 21 years of age and have completed one month of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, VantageSouth may make additional contributions at the discretion of the Board of Directors. While no additional contribution was made into the plan for the year ended December 31, 2010, the expense relating to the plan for the year ended December 31, 2010 amounted to $35,755.

Stock Option Plans

VantageSouth has adopted both an Incentive Stock Option Plan and a Nonstatutory Stock Option Plan. Under each plan up to 107,593 shares may be issued for a total of 215,186 shares. Options granted under both plans expire no more than 10 years from date of grant. Option exercise prices under both plans are set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value of the related stock at the date of the grant. Under both plans, option vesting will be determined by the option agreements.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

14.    Employee Benefit Plans (continued)

Stock Option Plans (continued)

Both plans were approved by the North Carolina Commissioner of Banks and the VantageSouth shareholders during 2007 and initial grants were made in October, 2007. A summary of VantageSouth’s option plans as of and for the year ended December 31, 2010 is as follows:

			Outstanding Options		Exercisable Options
	Shares in Plans	Shares Available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price

At December 31, 2009	215,186	72,093	143,093	$11.00	70,396	$11.00
Options granted/vested	-	-	-	-	-	-
Options forfeited	-	82,880	(82,880)	11.00	(26,508)	11.00

At December 31, 2010	215,186	154,973	60,213	$11.00	43,888	$11.00

The weighted average remaining life of all options outstanding as of December 31, 2010, all of which have an exercise price of $11.00, is 6.75 years. The aggregate intrinsic value of all options outstanding was zero as of December 31, 2010.

There were two members of VantageSouth management who were terminated during 2010, which resulted in a simultaneous forfeiture of certain stock options. The result of the outstanding and exercisable options forfeited during the year resulted in the reversal of previously recognized stock-based compensation expense. Accordingly, stock compensation expense for 2010, combined with the reversal of previously recognized stock compensation, resulted in a net of $188,415 of income rather than expense. Unrecognized compensation expense at December 31, 2010 was $54,843.

15.    Commitments and Contingencies

Litigation

In the normal course of business the Company may be involved in various legal proceedings. The Company was not involved in any litigation for the period ended December 31, 2010.

Financial Instruments with Off-balance-sheet Risk

VantageSouth is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

15.    Commitments and Contingencies (continued)

Financial Instruments with Off-balance-sheet Risk (continued)

VantageSouth’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. VantageSouth uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2010 is as follows (dollars in thousands):

0000000000
Commitments to extend credit	$8,619
Standby letters of credit	33

$8,652

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. VantageSouth evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by VantageSouth upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by VantageSouth to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which VantageSouth deems necessary.

Concentrations of Credit Risk

Substantially all of VantageSouth’s loans and commitments to extend credit have been granted to customers in VantageSouth’s market area and such customers are generally depositors of VantageSouth. The concentrations of credit by type of loan are set forth in Note 7. The distribution of commitments to extend credit approximates the distribution of loans outstanding. VantageSouth’s primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $500,000.

VantageSouth from time to time may have cash and cash equivalents on deposit with financial institutions that exceed federally-insured limits.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

16.    Related Party Transactions

Piedmont Community Bank Holdings, Inc.

During 2010, certain stockholders were paid fees totaling $180,200 in consideration primarily for their organizational and target identification efforts. Additionally, out of pocket expenses totaling $343,718 for the period from May 7, 2009 (date of inception) to December 31, 2009 were reimbursed to the Company’s founders. Lastly, Piedmont has paid $125,000 to a stockholder for expenses incurred in connection with the preparation, negotiation and execution of the stockholders’ agreement, with an additional $175,000 remaining accrued for such purposes as of December 31, 2010.

17. Stockholders’ Equity

Preemptive Rights

The Stockholders’ Agreement provides that certain stockholders have a preemptive right to purchase all or any portion of such investor’s pro rata share of any equity securities issued by Piedmont in a subsequent equity financing (defined generally as a sale by Piedmont of equity securities for the primary purpose of raising capital) (the “Initial Preemptive Right”). One such stockholder has an Initial Preemptive Right equal to 7.5% of any equity securities issued by Piedmont in a subsequent equity financing, while certain other investors shall have a preemptive right to purchase all or any portion of up to a total of 24.9% of any equity securities issued by Piedmont in a subsequent equity financing, provided that such right shall not impair any Initial Preemptive Right.

Warrants

Upon consummation of the First Offering, Piedmont issued 13,640 warrants to certain of its organizing stockholders. The warrants vested 25% on the date of grant and thereafter 25% on each of the first, second and third anniversaries of the issuance date. Upon certain events constituting a “Change in Control” of Piedmont, as defined, the warrants will automatically become fully vested. The warrants have an initial exercise price of $100 per share which will be increased at a rate of 8% annually, subject to a catch-up provision after stockholders in Piedmont receive a return of capital invested in the Offering plus an 8% cumulative but non-compounded annual return.

In addition, the First Offering provided that until such time as (i) Piedmont’s consolidated tangible book value is equal to or in excess of $1 billion, in the aggregate, as of the end of the fiscal quarter of Piedmont’s immediately preceding a subsequent equity financing, or (ii) Piedmont engages in an initial public offering pursuant to a registration statement filed under the Securities Act, Piedmont will issue additional warrants to certain organizing stockholders and other yet to be determined officers and employees of Piedmont equal to 10% in the aggregate of the number of shares of equity securities of Piedmont sold in any subsequent equity financing by Piedmont, with such warrants having an initial exercise price equal to the offering price of the equity securities in such subsequent equity financing. These warrants will vest 25% on each of the first, second, third and fourth anniversaries of their issue date. The allocation of such warrants shall be determined by the Board of Directors and approved by at least two-thirds of the disinterested members of Piedmont’s Board of Directors. The exercise price of such warrants will also increase at a rate of 8% annually and will be subject to a similar catch-up provision. At such time as Piedmont’s consolidated tangible book value is equal to or in excess of $1 billion, the Board of Directors shall establish and adopt an equity incentive plan for certain organizing stockholders and other yet to be determined officers and employees of Piedmont.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

18. Income Taxes

The significant components of the provision for income taxes for the period ended December 31, 2010 are as follows (dollars in thousands):

December 31, 2010
Current:
Federal	$-
State	-

Total	-

Deferred:
Federal	(1,517)
State	(346)

Total	(1,863)

Provision for income tax benefit before adjustment to deferred tax asset valuation allowance	(1,863)
Increase in valuation allowance	1,863

Net provision for income taxes	$-

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below (dollars in thousands):

December 31, 2010

Tax benefit at the statutory rate	$(1,640)
Increase (decrease) resulting from:
State income taxes, net of federal tax effect	(228)
Increase to deferred tax asset valuation allowance	1,863
Other	83
Other permanent differences	(78)

Provision for income taxes	$-

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

18. Income Taxes (continued)

Significant components of the Company’s deferred tax assets and liabilities are as follows (dollars in thousands):

December 31, 2010
Deferred tax assets relating to:
Allowance for loan losses	$234
Non-qualified stock option expense	48
Severance accrual	109
Nonaccrual interest	18
Other real estate owned	7
Pre-opening costs and expenses	187
Fair value acquisition adjustments	166
Net operating loss carryforwards	3,305
Other	5

Total deferred tax assets	4,079

Less: valuation allowance	(4,019)

Net deferred tax assets	60

Deferred tax liabilities relating to:
Deferred loan costs	(5)
Property and equipment	(38)
Prepaid expenses	(17)

Total deferred tax liabilities	(60)

Net recorded deferred tax asset (liability)	$-

As of December 31, 2010, the Company has a net operating loss carryforward of approximately $8.6 million, which for federal and state purposes will expire in 2029 and 2024, respectively.

19. Lease Obligations

Total rent expense was $67,000 for the year ended December 31, 2010. As of December 31, 2010, future minimum payments under all of the Company’s operating leases were $24,000.

20. Subsequent Events (unaudited)

Community Bank of Rowan

As of February 25, 2011, the Company had received $17 million in common stock subscription proceeds which were held in escrow (see Note 6) until consummation or termination of the Rowan Acquisition. The Third Offering and Rowan Share Exchange Agreement were consummated on April 19, 2011. Pursuant to the consummation of the Third Offering, Piedmont issued an aggregate of 170,000 shares. After offering costs of $106,286 as of December 31, 2010, net proceeds were $16,893,714. Any offering costs incurred after December 31, 2010 will be reported in future consolidated financial statements. Also pursuant to the consummation of the Third Offering, cash held in escrow was released and common stock subscriptions were fully funded. Pursuant to the consummation of the Rowan Share Exchange Agreement, Piedmont acquired the outstanding shares of Rowan’s common stock for an aggregate cash amount of $10 million. Piedmont provided $7 million of additional capital to Rowan Bank immediately following the consummation.

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

20. Subsequent Events (unaudited) (continued)

Community Bank of Rowan (continued)

The acquisition of Community Bank of Rowan is being accounted for under the acquisition method of accounting. The unaudited statement of assets and liabilities at April 19, 2011 is presented in the following table. These amounts do not include adjustments to reflect the assets and liabilities at their fair value at date of acquisition. The calculations to determine fair values were incomplete at the time of issuance of these consolidated financial statements.

Unaudited April 19, 2011
Assets	($ in thousands)
Cash and due from banks	$423
Interest - bearing deposits with banks	22,050

Cash and cash equivalents	22,474
Investment securities available for sale, carried at fair value	6,648
Federal Home Loan Bank stock , at cost	1,065
Loans, less allowance for loan losses of $1,628	101,949
Premises and Equipment	1,869
Accrued interest income	410
Other real estate owned	798
Other assets	4,195

Total Assets	$139,407

Liabilities and Stockholders’ Equity
Deposits
Non interest bearing	$9,014
Interest bearing	116,471

Total Deposits	125,485
Short term borrowings	4,000
Accrued Interest on deposits and other liabilities	111

Total Liabilities	129,595

Stockholders’ Equity
Common Stock	4,065
Additional Paid in Capital	6,805
Retained deficit	(1,074)
Accumulated Other Comprehensive Income	15
Total Stockholders’ Equity	9,812

Total Liabilities and Stockholders’ Equity	$139,407

Piedmont Community Bank Holdings, Inc.

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2010

20. Subsequent Events (unaudited) (continued)

Crescent Financial Corporation and Crescent State Bank

On February 22, 2011, Piedmont entered into a definitive investment agreement (the “Crescent Investment Agreement”) with Crescent Financial Corporation (“Crescent”), a North Carolina corporation and Crescent State Bank, a North Carolina state bank and wholly owned subsidiary of Crescent Financial Corporation, pursuant to which Piedmont intends to invest $75,000,000 into Crescent (the “Crescent Equity Purchase”) and Crescent intends to issue and sell to Piedmont 18,750,000 shares of common stock of Crescent at a purchase price of $4.00 per share. Piedmont’s investment in Crescent would result in Piedmont acquiring a majority interest in Crescent, or approximately 66% of the Crescent common shares on a fully diluted basis. Pursuant to the terms of the Crescent Investment Agreement, Piedmont has agreed to commence a tender offer to purchase in cash up to 6,442,105 shares of currently outstanding common stock of Crescent at a price per share of $4.75 (the “Crescent Tender Offer”). If the maximum number of shares is tendered, Piedmont will pay approximately $30.6 million for all such shares and Piedmont would then own a total of approximately 89% of all outstanding common shares of Crescent. It is expected that the tender offer will commence after all regulatory approvals for the investment have been obtained. Completion of the transaction is conditioned, among other things, upon the approval of the shareholders of Crescent, as well as the North Carolina Commissioner of Banks and the Federal Reserve.

On February 22, 2011, Piedmont conducted a private placement of its common stock (the “Fourth Offering”) to its’ investors in an effort to raise funds to finance the Crescent Equity Purchase, to pay for expenses incurred in connection with the Crescent Equity Purchase transaction and the Fourth Offering, and for other general business purposes. Concurrently, the investors entered into Subscription Agreements (the “Fourth Offering Subscription Agreements”), dated February 22, 2011, pursuant to which each investor agreed to purchase from Piedmont, and Piedmont agreed to sell to each investor, a number of shares of common stock to collectively raise approximately $105.6 million in gross proceeds (the “Fourth Offering Shares”). The issuance of the Fourth Offering Shares is, however, to be concurrent with various closings described in the Crescent Investment Agreement.

Also on February 22, 2011, the Amended and Restated Stockholders’ Agreement, dated as of February 19, 2010, between Piedmont and the current stockholders, was amended and restated (the “Second Amended and Restated Stockholder’s Agreement”) as it relates to such matters with respect to ownership of the Fourth Offering Shares, which agreement is to become effective upon the satisfaction or waiver of the conditions set forth in the Crescent Investment Agreement.